Citibank Credit Card Issuance Trust
Preliminary Term Sheet dated March 8, 2006
$[               ] [   ]% Class 2006-A3 Notes of March 2016
(Legal Maturity Date March 2018)

The issuance trust proposes to issue and sell Class 2006-A3 Notes of the Citiseries pursuant to the base prospectus (the “prospectus”) dated February 15, 2006, as supplemented. The offered Class A Notes will have substantially the same terms and underwriting arrangements as the Class 2006-A2 Notes described in the prospectus supplement dated January 27, 2006 (the “prior prospectus supplement”), to the extent not otherwise different from the terms set forth below:

Issuing Entity:	Citibank Credit Card Issuance Trust
Principal Amount:	$[ ]
Initial Nominal Liquidation Amount:	Principal Amount
Ratings:	AAA or its equivalent by at least one nationally recognized rating agency
Interest Rate:	[ ]% per annum
Expected Principal Payment Date:	March 15, 2016
Legal Maturity Date:	March 15, 2018
Expected Issuance Date:	March 16, 2006
Date Interest begins to accrue:	Issuance Date
Interest Payment Dates:	15th day of each March and September, beginning September 2006
Price to Public:	$[ ] (or [ ]%)
Underwriting Discount:	$[ ] (or [ ]%)
Proceeds to issuance trust:	$[ ] (or [ ]%)
Underwriters and allocations:	Citigroup Global Markets Inc., $[ ] Banc of America Securities LLC, $[ ] Greenwich Capital Markets, Inc., $[ ] J.P. Morgan Securities Inc., $[ ] Lehman Brothers Inc., $[ ]
Underwriters' Concession:	[ ]%
Reallowance Concession:	[ ]%
Monthly Accumulation Amount:	An amount equal to one twelfth of the initial dollar principal amount of these Class A notes
Maximum Class B Note Subordination:	An amount equal to 5.98291% of the initial dollar principal amount of these Class A notes
Maximum Class C Note Subordination:	An amount equal to 7.97721% of the initial dollar principal amount of these Class A notes
Minimum Denomination:	$100,000 and multiples of $1,000 in excess of that amount
Stock Exchange Listing:	Application will be made to list on the Irish Stock Exchange
Outstanding Notes of the Citiseries:
As of March 8, 2006, there are 66 subclasses of notes of the Citiseries outstanding, with an aggregate outstanding principal amount of $60,355,249,918 consisting of:
                Class A notes        $52,190,249,918
                Class B notes        $  3,140,000,000
                Class C notes        $  5,025,000,000

As of March 8, 2006, the weighted average interest rate payable by the issuance trust in respect of the outstanding subclasses of notes of the Citiseries is 4.63% per annum, consisting of:
                Class A notes        4.53% per annum
                Class B notes        4.90% per annum
                Class C notes        5.54% per annum

Annex I:
The information in Annex I to the prior prospectus supplement relating to the master trust receivables and accounts does not reflect the lump addition on February 25, 2006 of $1,903,134,086 of receivables (consisting of $1,878,564,812 of principal receivables and $24,569,274 of finance charge receivables).  The inclusion of these receivables in the master trust is not expected to materially impact the performance of the master trust’s assets.

The issuance trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the prior prospectus supplement and other documents the issuance trust has filed with the SEC for more complete information about the issuance trust and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  The file number of the issuance trust's registration statement is 333-121228.  Alternatively, the issuance trust, any underwriter or any dealer participating in the offering will arrange to send to you the prospectus and the prior prospectus supplement if you request it by calling 605-331-1567, which you may call collect.